Exhibit 99.1

Aspreva Pharmaceuticals Reports Second Quarter 2006 Results

Victoria, B.C July 26, 2006 - Aspreva Pharmaceuticals Corporation (NASDAQ: ASPV; TSX: ASV), an emerging pharmaceutical company focused on increasing the pool of evidence-based medicines for patients with less common diseases, today reported business and financial results for the second quarter ended June 30, 2006. Total revenues in the second quarter were $51.7 million with net income of $28.0 million or $0.78 per fully diluted share. Unless otherwise specified, all amounts are in U.S. dollars and are reported under U.S. GAAP.

Recent Corporate Highlights:
•
June 6, 2006, Aspreva and Roche announced that the U.S. Food and Drug Administration (FDA) granted orphan drug designation for CellCept® (mycophenolate mofetil) in the treatment of pemphigus vulgaris (PV). Aspreva is currently evaluating CellCept for the treatment of PV in a global phase III study.

•	June 13, 2006, Aspreva Pharmaceuticals appointed Dr. William L. Hunter, CEO of Angiotech Pharmaceuticals, to its Board of Directors.

•
July 11, 2006, Aspreva announced the appointment of Dr. Richard Jones as Senior Vice President (SVP), Clinical and Regulatory Affairs, following the retirement of Dr. Reinhard Baildon, who will stay on as an advisor to the Company.

•	Clinical progress continues in the Company's three phase III clinical trial programs currently underway in the autoimmune indications lupus nephritis, myasthenia gravis and pemphigus vulgaris.

Richard Glickman, Chairman and Chief Executive Officer of Aspreva stated, “Our business priorities continue to be focusing on our existing CellCept clinical trials, preparing for potential approval and associated commercial activities, extending the lifecycle of Cellcept with novel approaches and expanding our portfolio through business development activities. We continue to enhance the depth and breadth of our management team and board of directors to better support these activities, underlined by the recent appointment of Dr. Richard Jones as head of clinical and regulatory affairs and the addition of Dr. William Hunter to the board. We have established a high quality global infrastructure to support and sustain this focus for the business.”

Mr. Glickman continued, “We believe we have an excellent foundation for future growth. We anticipate filing three new drug applications in 2007 and additional early stage programs for CellCept are underway. With strong underlying growth in the brand and a robust cash position of more than $192 million at the end of the quarter, we are well placed to make the most of our business development activities when the time and opportunity is right.”

Second Quarter 2006 Results
Revenues
Under the terms of Aspreva's collaboration agreement with Roche, Aspreva recognized total royalty revenues for the development of CellCept in autoimmune indications for the second quarter 2006 of $51.7 million compared to $14.7 million in revenue in the second quarter 2005. Aspreva's second quarter 2006 revenues include the effect of a nominal reconciliation payment of approximately $(0.3) million related to the fourth quarter of 2005. As previously discussed, minor changes to the sales tracking methodology were adopted in the fourth quarter 2005 with a goal of reducing volatility in quarterly reconciliation payments in the future. Aspreva management expects that future reconciliation amounts will continue to be well within the coller in subsequent quarters.

Aspreva is reiterating its previously disclosed 2006 guidance for revenues in excess of $200 million. This guidance includes reconciliation amounts agreed with Roche and reflects the strong underlying performance of the brand. Revenue guidance is based solely on the current collaboration with Roche for the development of CellCept in autoimmune indications.

Net Income
Net income for the second quarter 2006 was $28.0 million, or $0.78 per fully diluted share, versus net income of $1.2 million, or $0.03 per fully diluted share for the prior year period. Second quarter 2006 net income includes the effect of accounting for stock-based compensation charges of $2.2 million. The Company is reaffirming its expectation of remaining profitable for the year.

Research and Development (R&D) Expenses
Research and Development expenses in the second quarter of 2006 were $12.2 million, compared to $7.2 million in the prior year period, and represent an increase of $2.4 million over the first quarter 2006. R&D expenses this quarter were due primarily to increases in clinical development program costs as a result of a continued increase in recruitment activity in the lupus nephritis program, reaching peak project spending in both the myasthenia gravis and pemphigus vulgaris programs consistent with full patient enrolment and increases in funding of other investigative programs including preliminary studies for the use of CellCept in the treatment of cardiovascular disease in autoimmune patients and multiple sclerosis patients. The Company also incurred an increase in salaries and related costs as the build out of global business development and clinical and regulatory teams continued in preparation for filings in 2007.

Marketing, General and Administrative (MG&A) Expenses
Marketing, general and administrative expenses in the second quarter of 2006 were $10.8 million, compared to $7.0 million in the 2005 second quarter and represent an increase of $4.6 million over the first quarter 2006. MG&A expenses were largely due to an increase in salary and related expenses as we continued to increase the number of employees undertaking MG&A activities, including the continued build out of our European and U.S. operations. We completed recruitment into our field-based medical liaison program this quarter and now have 12 employees supporting this function in major locations in the US and EU. Also contributing to the increase are professional and consulting fees related to the Company’s Sarbanes-Oxley compliance program.

Cash and Short Term Investments
At June 30, 2006, cash and short-term investments were $192.2 million compared to $143.6 million at March 31, 2006 and $112.0 million at December 31, 2005. The Company continued to achieve positive quarterly cash flow, with $47.9 million net cash flow from operations for the second quarter of 2006.

Conference Call
Aspreva will host a conference call to discuss results for the 2006 second quarter on Wednesday, July 26, 2006 at 5:00 p.m. ET (2:00 p.m. Pacific Time). The webcast and conference call will be available to all interested parties. To access the live call or the archive via the Internet, please click on Webcasts and Events under the Investors section of the Company's website at www.aspreva.com. Alternatively, please dial 1-800-510-0178 (North America) or 1-617-614-3450 (International) and enter the pass code 53064821 to participate in the call. The call will be available for replay until Wednesday, August 2, by calling 1-888-286-8010 (North America) or 1-617-801-6888 (International) and entering the pass code 51883837. The webcast replay will be available on Aspreva’s website until the Company’s third quarter 2006 conference call.

About The CellCept Agreement
In July 2003, Aspreva acquired exclusive worldwide rights (excluding Japan) through 2017 to CellCept from Hoffmann-La Roche Inc. and F. Hoffmann-La Roche Ltd. for the treatment of autoimmune diseases. CellCept is approved for marketing in the United States, European Union, Canada and other countries for the prevention of organ transplant rejection. Under the agreement, Aspreva is responsible for clinical development of CellCept for autoimmune diseases and will be responsible for sales and marketing upon regulatory approvals.

Aspreva currently has three phase III clinical programs underway with CellCept, including lupus nephritis (the induction phase of this trial expected to be completed in early 2007), myasthenia gravis (expected completion late 2006) and pemphigus vulgaris (expected completion 2007).

About Aspreva Pharmaceuticals
Aspreva is an emerging pharmaceutical company focused on identifying, developing and, upon regulatory approval, commercializing new indications for approved drugs and late stage drug candidates for patients living with less common diseases. Aspreva is listed on the NASDAQ Global Select Market under the trading symbol "ASPV" and on the Toronto Stock Exchange under the trading symbol "ASV".

ASPREVA PHARMACEUTICALS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of U.S. dollars) (unaudited)
	June 30,	December 31,
	2006	2005
ASSETS
Cash and marketable securities	$192,177	$112,039
Accounts receivable	56,165	48,246
Other current assets	3,973	6,278
Property and equipment, net	2,683	2,687
Other long term assets	3,666	3,605

	$258,664	$172,855

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unearned royalty advance	$6,532	$6,079
Other current liabilities	27,784	17,831
Long term liabilities	619	899
Shareholders’ equity	223,729	148,046

	$258,664	$172,855

ASPREVA PHARMACEUTICALS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of U.S. dollars, except per share amounts) (unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Royalty revenue	$51,693	$14,671	$114,373	$14,671

Expenses
Research and development	12,218	7,152	22,032	11,197
Marketing, general and administrative	10,753	7,025	16,864	12,376

Total expenses	22,971	14,177	38,896	23,573

Other income	2,105	657	4,391	1,069

Income (loss) before income taxes	30,827	1,151	79,868	(7,833)

Income Tax Expense	2,871	-	7,160	-

Net income (loss)	$27,956	$1,151	$72,708	$(7,833)

Earnings (loss) per common share
Basic	$0.81	$0.03	$2.11	$(0.29)
Diluted	0.78	0.03	2.03	(0.25)

Weighted average number of shares outstanding:
Basic	34,676,544	34,028,378	34,527,315	26,733,886
Diluted	36,011,443	35,670,913	35,754,060	26,733,886

Included in net income (loss) for the period are the following charges for stock based compensation:	$2,241	$1,597	$3,214	$3,184

ASPREVA PHARMACEUTICALS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of U.S. dollars) (unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net Cash Flows used in Operating Activities
Net income (loss) for the period	$27,956	$1,151	$72,708	$(7,833)
Add non-cash items:
Depreciation and amortization	150	112	272	220
Deferred taxes	(87)	-	830	-
Stock-based compensation	2,241	1,597	3,214	3,184
Net change in non-cash working capital items related to operations	17,648	(12,978)	1,154	(15,325)
	47,908	(10,118)	78,178	(19,754)

Net Cash Flows used in Investing Activities
Net purchases of marketable securities	(57,983)	(39,520)	(59,643)	(63,159)
Purchase of property and equipment	(275)	(167)	(329)	(175)
	(58,258)	(39,687)	(59,972)	(63,334)

Net Cash Flows from (used in) Financing Activities
Issuance of shares, net of issue costs	551	-	1,955	84,417
Payments on capital lease obligations	(110)	(105)	(219)	(207)
	441	(105)	1,736	84,210

Effect of exchange rate changes on cash	-	15	-	(27)

Net increase (decrease) in cash	(9,909)	(49,895)	19,942	1,095

Cash, beginning of the period	44,610	54,497	14,759	3,507

Cash, end of the period	$34,701	$4,602	$34,701	$4,602

For further information please contact:
Sage Baker
Executive Director, Corporate & Investor Affairs
Aspreva Pharmaceuticals
250-744-2488
sbaker@aspreva.com

Certain statements in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or forward-looking information under applicable Canadian securities legislation. Words such as "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements or information, although not all forward-looking statements or information contain these identifying words. Forward looking statements or information include, but are not limited to, those with respect to future profits, product revenues, future operations and plans, the timing of clinical trials and the completion date for clinical trials and the prospects for negotiating additional collaborations and their timing. These forward-looking statements or information are only predictions based upon our current expectations, and actual events or results may differ materially. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements or information. Forward-looking statements or information are subject to known and unknown risks and uncertainties and are based on uncertain assumptions that could cause our actual results and the timing of events to differ materially from those anticipated in such forward-looking statements or information. These risks and uncertainties include, without limitation, the risk that we may not sustain our profitability; future sales of CellCept may be less than expected; our future operating results are uncertain and likely to fluctuate; we may not be able to develop and obtain regulatory approval for CellCept in the treatment of autoimmune indications and any future products in our targeted indications; we may not be able to establish marketing and sales capabilities and the costs of launching CellCept in the treatment of autoimmune indications and any future products for our targeting indications may be greater than anticipated; we may not be successful in establishing additional collaborations; we rely on third parties for the continued supply and manufacture of CellCept, we may face adverse currency fluctuations in our primary markets which may adversely impact our financial results, we may face unknown risks related to intellectual property matters; we may face increased competition from other pharmaceutical or biotechnology companies, and other risks and uncertainties detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities. You are cautioned not to place undue reliance on these forward-looking statements or information, which speak only as of the date of this press release. Our forward-looking statements or information do not reflect the potential impact of any future partnerships, acquisitions, mergers, dispositions, joint ventures or investments we may make. All forward-looking statements are qualified in their entirety by this cautionary statement, and Aspreva undertakes no obligation to revise or update any forward-looking statements or information as a result of new information, future events or otherwise after the date of this press release other than as required by applicable law.